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                                                                    EXHIBIT 4.3

                                 - HEARx Ltd. -

                        Securities Subscription Agreement

                    1996-Series A Convertible Preferred Stock

THE 1996-SERIES A CONVERTIBLE PREFERRED STOCK BEING SUBSCRIBED FOR HEREIN AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT"), OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THEY ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION S ("REGULATION S") PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S) UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION OR SAFE HARBOR FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

THIS SUBSCRIPTION AGREEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY OR TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. INVESTMENT IN SUCH SECURITIES INVOLVES A HIGH DEGREE OF RISK. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND THE RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT REVIEWED, PASSED UPON, CONFIRMED OR DETERMINED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT OR ANY INFORMATION PROVIDED BY THE COMPANY TO POTENTIAL INVESTORS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Regulation S Securities Subscription Agreement (the "Agreement") is executed by the undersigned (the "Subscriber") in connection with the offer and subscription by the undersigned for 1996-Series A Convertible Preferred Stock $1.00 par value (the "1996-Series A Convertible Preferred Stock") of HEARx Ltd., a Delaware corporation (the "Company"). The 1996-Series A Convertible Preferred Stock is being offered at a purchase price of $1,000 per share. The maximum number of shares to be sold by the Company is 15,000 shares of 1996-Series A Convertible Preferred Stock for an aggregate maximum of $15,000,000 (the "Offering"). The terms of the 1996-Series A Convertible Preferred Stock, including the terms on which the 1996-Series A Convertible Preferred Stock may be converted or redeemed into common stock, $0.10 par value per share of the Company (the "Common Stock"), are set forth in the Certificate of Designation, attached hereto as Exhibit A. The solicitation of this Subscription and, if accepted by the Company, the offer and sale of 1996-Series A Convertible Preferred Stock, are being made in reliance upon the provisions of Regulation S promulgated under the Act. The 1996-Series A Convertible Preferred Stock, and the Common Stock issuable upon conversion thereof (the "Shares"), are sometimes referred to herein collectively as the "Securities." The Subscriber wishes to subscribe for 1996-Series A Convertible Preferred Stock in the amount set forth in Section 15 in accordance with the terms and conditions of the form of Certificate of Designation and this Agreement. It is agreed as follows:




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1.  OFFER TO SUBSCRIBE; PURCHASE PRICE AND CLOSING; AND PLACEMENT AGENT FEE

    1.1 The Subscriber hereby offers to subscribe for and purchase 1996-Series A Convertible Preferred Stock, for the aggregate purchase price set out in
Section 16 of this Agreement. The closing as to each Subscriber (the "Closing") shall be deemed to occur when this Agreement has been executed by the Subscriber and accepted and executed by the Company and payment shall have been made by the Subscriber.

    1.2 Form of Payment. The Purchaser shall pay the purchase price for the Preferred Shares by delivering good funds in United States Dollars to the escrow agent identified in the Joint Escrow Instructions attached hereto as Annex II (the "Escrow Agent"), by wire transfer of immediately available funds as follows:

    First Union National Bank
    ABA # 053-000219
    a/c 465946
    Attn:  Claire Moore, tel 1-404-827-7335
    Cust a/c:  3072233032
    Credit:  Zanett Capital Escrow Account for HEARx, Ltd.
    Ref:  (Subscriber's Name)

    Swift Code:  FUNBUS33 (for international transfers)

The Company shall determine whether to accept such subscriptions and, if so accepted, shall deliver one or more certificates for the 1996-Series A Convertible Preferred to the Escrow Agent. Delivery of such funds to the Company by the Escrow Agent shall be made against delivery by the Company of one or more certificates for the 1996-Series A Convertible Preferred in accordance with this Agreement. By signing this Agreement, the Purchaser and the Company each agrees to all of the terms and conditions of, and becomes a party to, the Joint Escrow Instructions attached hereto as Annex II, all of the provisions of which are incorporated herein by this reference as if set forth in full.

    1.3 Placement Agent Fee. The Subscriber acknowledges that Zanett Capital, Inc. is acting as a placement agent for this Offering and will be compensated by the Company in connection herewith. Such compensation shall be paid in cash out of the Offering proceeds.

2. REPRESENTATIONS; ACCESS TO INFORMATION; INDEPENDENT INFORMATION; INDEPENDENT INVESTIGATION; AND COVENANTS

    2.1 Offshore Transaction. The Subscriber represents and warrants to the Company on the date hereof and as of the Closing Date that (a) the Subscriber is not a "U.S. person" as that term is defined in Rule 902(o) of Regulation S (a copy of which definition is attached as Exhibit B) including, without limitation if a business organisation, such as a corporation or partnership,
(i) it is organised under the laws of jurisdiction other than the United States and (ii) if organised by a "U.S. Person" principally for the purpose of investing in securities not registered under the Act, it was organised and is owned by accredited investors (as defined in Rule 501(a) of Regulation D under the Act, a copy of which is annexed hereto as Exhibit C) who are not natural persons, estates or trusts; (b) the shares of 1996-Series A Convertible Preferred were not offered to the Subscriber in the United States and at the time of execution of this Subscription Agreement, the Subscriber was physically outside the United States; (c) the Subscriber is purchasing the Securities for
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its own account and not on behalf of or for the benefit of any U.S. person and the sale and resale of the Securities have not been prearranged with any buyer in the United States; (d) all subsequent offers and sales of the Securities by the Subscriber shall be made in compliance with Regulation S; (e) all offers and sales of the Securities prior to the expiration of a period commencing on the Closing of all 1996-Series A Convertible Preferred Stock offered and ending sixty days thereafter (the "Restricted Period") shall not be made to U.S. persons or for the account or benefit of U.S. persons and shall otherwise be made in compliance with the provisions of Regulation S; and (f) Subscriber has not been engaged and will not act as a distributor, dealer or underwriter with respect to the offering.

    2.2 No Directed Selling Efforts in Regard to this Transaction. To the best of the knowledge of the Subscriber, neither the Company nor any distributor participating in the Offering, nor any person acting for the Company or any such distributor, has conducted any "directed selling efforts" in the United States as the term "directed selling efforts" is defined in Rule 902 of Regulation S, which in general, means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Securities being offered. Such activity includes, without limitation, the mailing of printed material to investors residing in the United States, the holding of promotional seminars in the United States, and the placement of advertisements with radio or television stations broadcasting in the United States or in publications with a general circulation in the United States, which discuss the Offering or the Securities.

    2.3 Subscriber's Independent Investigation. The Subscriber, in offering to subscribe for the Securities hereunder, has relied solely upon an independent investigation made by it and its representatives, if any, and has, prior to the date hereof, been given access to and the opportunity to examine all publicly available books and records of the Company, and all publicly available material contracts and documents of the Company. In making its investment decision to purchase the 1996-Series A Convertible Preferred Stock, the Subscriber is not relying on any oral or written representations or assurances from the Company or any other person or any representation of the Company or any other person other than as set forth in this Agreement, or on any information other than contained in the Company's Annual Report on Form 10-K for the year ended December 29, 1995. The Subscriber has such experience in business and financial matters that it is capable of evaluating the risk of its investment and determining the suitability of its investment. The Subscriber is a sophisticated investor, within the purview of Rule 506(b)(2)(ii) of Regulation D under the Act, and qualifies as an accredited investor as defined in Rule 501 of Regulation D under the Act, and qualifies as an accredited investor as defined in Rule 501 of Regulation D, a copy of which definition is attached hereto as Exhibit C.

    2.4 Subscriber's Economic Risk. The Subscriber understands and acknowledges that an investment in the Securities involves a high degree of risk. The Subscriber represents that the Subscriber is able to bear the economic risk of an investment in the Securities, which Subscriber acknowledges are currently illiquid and may remain illiquid indefinitely, including a possible total loss of investment. In making this statement the Subscriber hereby represents and warrants to the Company that the Subscriber has adequate means of providing for the Subscriber's current needs and contingencies; the Subscriber is able to afford to hold the Securities for an indefinite period and the Subscriber further represents that the Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable
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of evaluating the merits and risks of the investment in the Securities to be received by the Subscriber. Further, the Subscriber represents, as of the date of signing this Agreement, that the Subscriber has no present need for liquidity in the Securities and the Subscriber is willing to accept such investment risks.

    2.5 No Government Recommendation or Approval. The Subscriber understands that no United States federal or state agency or similar agency of any other country, has reviewed, approved, passed upon or made any recommendation or endorsement of the Company, the Offering or the subscription for the Securities.

    2.6 Investment Intent (Including No Present Intent to Sell Securities at any Pre-Determined Time). Subscriber is acquiring the 1996-Series A Convertible Preferred Stock to be issued and sold hereunder (and the Shares issuable upon conversion of the 1996-Series A Convertible Preferred Stock) for his or its own account (or a trust account if such Subscriber is a trustee) for investment and not as a nominee and not with a view to the distribution thereof. Subscriber understands that Subscriber must bear the economic risk of this investment indefinitely unless such 1996-Series A Convertible Preferred Stock or such Shares are registered pursuant to the Act, or an exemption or safe harbour from such registration is available, and that the Company has no present intention of registering any such sale of the 1996-Series A Convertible Preferred Stock or such Shares. Subscriber represents and warrants to the Company, as of the date of this Agreement, that it intends to hold the 1996-Series A Convertible Preferred Stock and the Shares indefinitely, and that the Subscriber has no present plan or intention to sell the 1996-Series A Convertible Preferred Stock or the Shares in the United States at any predetermined time, and has made no predetermined arrangements to sell the 1996-Series A Convertible Preferred Stock or the Shares or other securities of the Company. Subscriber covenants that neither Subscriber nor its affiliates nor any person acting on its or their behalf has the intention of entering, or will enter into any put option, short position or other similar instrument or position in the United States with respect to the 1996-Series A Convertible Preferred Stock or Common Stock of the Company ahead of or during the Restricted Period as defined by Regulation S, and neither Subscriber nor any of its affiliates nor any person acting on its or their behalf will at any time use Shares acquired upon conversion of the 1996-Series A Convertible Preferred Stock to settle/cover any put option, short position or other similar instrument or position. Subscriber further represents he, she or it is not engaged in a plan or scheme to evade the registration provisions of the Act.

    2.7 Subscriber's Power and Authority. Subscriber has the full power and authority to execute, deliver and perform this Agreement. This Agreement, when executed and delivered by Subscriber, will constitute a valid and legally binding obligation of Subscriber, enforceable in accordance with its terms.

    2.8 Signatory's Representation. The signatory to this Subscription Agreement hereby represents and warrants that he, she or it is:

(a) the Subscriber, who is not a U.S. Person (as defined in Regulation S), and is not located in the U.S. at the time of signing this Subscription Agreement.

If the signatory to this agreement does not meet the requirement in sub-section
(a) herein, signatory represents he, she or it is;

(b) a professional fiduciary of Subscriber (as described in Section o(2) through o(4) of Rule 902 of Regulation S), acting solely in his capacity as
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holder of such account, as a fiduciary, executor or trustee, has completed and signed the accompanying Certificate and forwarded said Certificate to Zanett Capital, Inc.

    2.9 No Tax Advice From Company. Subscriber has reviewed with his, her or its own tax advisors the foreign, U.S. federal, state and local tax consequences of this investment, and the transactions contemplated by this Agreement. Subscriber is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that Subscriber (and not the Company) shall be responsible for the Subscriber's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

    2.10 No Legal Advice from Company. Subscriber acknowledges that he, she or it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his, her or its own legal counsel. Subscriber is relying solely on such counsel and not on any statements or representations of the Company or any of its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

    2.11 Securities Not Registered Under Securities Act. Subscriber understands that the 1996-Series A Convertible Preferred Stock and the Common Stock issuable upon conversion of the 1996-Series A Convertible Preferred Stock have not been registered under the Act and are being offered and sold pursuant to Regulation S. This Agreement is made by the Company in reliance upon Subscriber's representations and covenants made herein which reliance by his, her or its execution of this Agreement the Subscriber hereby confirms.

3.  RESALES OF SECURITIES BY SUBSCRIBERS

Subscriber acknowledges, covenants and agrees that the Securities may and will only be resold by it (a) in compliance with Regulation S (including the transfer restrictions imposed during the Restricted Period); or (b) pursuant to an exemption from registration under Act; or (c) pursuant to an effective and current Registration Statement under the Act.

4.  LEGENDS; SUBSEQUENT TRANSFER OF SECURITIES

    4.1 Subscriber acknowledges that the certificates representing the 1996-Series A Convertible Preferred Stock shall bear such legend or legends as reasonably required to comply with the state, U.S. federal or foreign law, including the following: "The 1996-Series A Convertible Preferred Stock evidenced by this Certificate and the Common Stock issuable upon conversion of such 1996-Series A Convertible Preferred Stock have not been registered with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), or the Securities Commission of any State Securities Law. These Shares have been issued pursuant to Regulation S promulgated under the Act. These Shares cannot be offered, sold or otherwise transferred in the United States or to U.S. persons unless the Securities are registered under the Act and applicable State Securities Laws, or such offers, sales or transfers are made pursuant to an available exemption or safe harbor from the registration requirements of those Laws."

    4.2 At the Closing, the Company and its Transfer Agent shall execute and deliver the Irrevocable Instructions to the Transfer Agent substantially in the form annexed as Exhibit F hereto. In accordance therewith upon conversion of the 1996-Series A Convertible Preferred Stock by Subscriber and sale of the Shares obtained upon conversion, the Shares so obtained shall not bear any
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restrictive legend, nor shall any stop order be placed on the books of the transfer agent in respect of those shares so long as the conversion is accomplished in accordance with the terms and conditions of the Certificate of Designation and Irrevocable Instructions.

5.  NOTICE OF ISSUANCE OF SECURITIES

    5.1 Capital Raising Limitation. For a period of 270 days after the Closing, the Company will not issue any debt, equity, warrants, options or any other type of security or securities pursuant to one or more offerings pursuant to Regulation S (the "Capital Raising Limitation") without explicit written permission from Zanett Capital, Inc. ("Zanett").

    5.2 Exemptions. The Capital Raising Limitation shall not apply to any transaction involving the Company's commercial banking arrangements or issuances of securities in connection with a merger, consolidation, sale of assets, joint ventures or other acquisition or disposition of a business, a product or a license by the Company or exercise of options by employees, consultants or directors. The Capital Raising Limitation also shall not apply to the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of March 27, 1996, to the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan or the issuance of options or securities to employees outside of a plan.

6.  REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Subscriber as follows:

    6.1 Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of the Company and its subsidiaries taken as a whole. The Company has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock trades on the American Stock Exchange (AMEX) under the symbol "EAR". The Company warrants that no notice of the Company's delisting or failure to meet the requirements for continued eligibility for listing on AMEX, whether such notice was oral or written has been received by the Company from the AMEX. The Company to its knowledge is not the subject of any pending or threatened investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction, the Securities and Exchange Commission or any governmental authority which have not been disclosed in the reports referred to in Subsection 2.3, above.

    6.2 Corporate Condition. The Company's condition was, in all material respects, as described in the Company's reports filed pursuant to the Exchange Act and provided to Subscriber in accordance with Subsection 2.3 above as of the respective dates of such reports. There have been no material adverse changes in the Company's financial condition or business since the date of the latest report, except as described in the Company's press releases, copies of which have been provided to Subscriber if applicable, and as contemplated in such reports.


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    6.3  Authorization.  All corporate action on the part of the Company, by its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance (or reservation for issuance) and delivery of the 1996-Series A Convertible Preferred Stock being sold hereunder and issuance of the Common Stock obtainable on conversation of the 1996-Series A Convertible Preferred Stock (assuming the existence of sufficient authorized Common Stock to effect such conversion on the applicable conversion date) have been taken, and this Agreement constitutes the valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, merger, reorganization, recapitalization or other similar laws affecting creditors' rights generally or equitable remedies.

    6.4 Valid Issuance of 1996-Series A Convertible Preferred Stock and Common Stock. The 1996-Series A Convertible Preferred Stock, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be validly issued, fully paid and nonassessable and, assuming the accuracy of the representations of the Subscriber in this Agreement, will be issued in compliance with all applicable U.S. federal and state securities laws. The Common Stock issuable upon conversion of the 1996-Series A Convertible Preferred Stock when issued in accordance with the terms thereof (assuming that the Conversion Rate of the 1996-Series A Convertible Preferred Stock will at least equal the par value of the Common Stock), shall be duly and validly issued and outstanding, fully paid and non assessable, and, assuming the accuracy of representations and warranties of Subscriber and any permissible transferee of the 1996-Series A Convertible Preferred Stock, will be issued in compliance with applicable U.S. law.

    6.5 Current Public Information. The Company represents and warrants to the Subscriber that the Company is a "reporting issuer" as defined in Rule 902(l) of Regulation S and it has a class of securities registered under
Section 12(b) or 12(g) of the Exchange Act and has filed all the materials required to be filed as reports pursuant to the Exchange Act for a period of at least twelve months preceding the date hereof (or for such shorter period as the Company was required by law to file such material), and all such filings have been made on a timely basis.

    6.6 No Securities Offered in U.S. or to any U.S. Person. The Company represents that it has not offered the Securities to the Subscriber in the U.S. or, to the best knowledge of the Company, to any person in the United States or any U.S. Person (as defined in Regulation S).

    6.7 Use of Proceeds. Company represents that it currently intends to use the proceeds from this Offering (net of fees and expenses) for the following purposes at the following estimated percentages: (1) opening new centers (70%); (2) general working capital including up to $3,000,000 for the redemption of outstanding redeemable preferred stock of the Company (30%).

    6.8 Capitalization Structure of the Company. The capitalization of Company, as of the date of the Closing, is as set forth in Exhibit D. SUBSCRIBER HAS BEEN ADVISED THAT THE COMPANY IS CONCURRENTLY HEREWITH ENGAGED IN AN OFFERING PURSUANT TO REGULATION D UNDER THE SECURITIES ACT OF SHARES OF 1996 SERIES B1 AND 1996 SERIES B2 CONVERTIBLE PREFERRED STOCK WITH A LIQUIDATION PREFERENCE NOT TO EXCEED $25 MILLION TOGETHER WITH THE ISSUANCE OF WARRANTS TO CERTAIN PURCHASERS THEREOF.

    6.9 Termination Date of Offering. In no event shall the last Closing of a sale of a Convertible Preferred Stock occur later than May 10, 1996.

    6.10 Filings. The Company undertakes and agrees to make all necessary filings in connection with the sale of the Preferred Shares as required by United States laws and regulations and the rules and regulations of the AMEX in a timely fashion.

    6.11 Non-Contravention. The execution and delivery of this Agreement and the consummation of the issuance of the Preferred Shares, and the consummation of the transactions contemplated by this Agreement by the Company do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Certificate of Incorporation or by-laws of the Company, or any material indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound or (assuming that the representations and warranties of the Subscriber in Section 2 hereof, and the representations and warranties of the distributor to Company are true and correct), any existing applicable U.S. law, rule, or regulation or any applicable decrees, judgement, or order of any U.S. court, federal or state, regulatory body, administrative agency or other U.S. governmental body having jurisdiction over the Company or any of its properties or assets, the conflict, breach, violation or default of or under which would have a material adverse effect on the Company's business or financial condition.

    6.12 Absence of Certain Changes. Since December 31, 1995, there has been no material adverse development in the assets, liabilities, business, properties, operations, financial condition or results of operations of the Company, except as disclosed (i) in the required Securities and Exchange Commission (SEC) filings listed in Section 2.3 or (ii) otherwise disclosed in the documents annexed hereto.

7.  COVENANTS OF COMPANY

    7.1 Independent Auditors. The Company shall for a period of at least four years, or such shorter period as there are outstanding shares of 1996-Series A Convertible Preferred Stock, maintain as its independent auditors an accounting firm authorized to practice before the SEC.

    7.2 Corporate Existence and Taxes. The Company shall for a period of at least four years, or such shorter period as there are outstanding shares of 1996-Series A Convertible Preferred Stock, maintain its corporate existence in good standing (provided, however, that the foregoing covenant shall not prevent the Company from entering into any merger or corporate reorganization as long as the surviving entity in such transaction, if not the Company, assumes the Company's obligations with respect to the 1996-Series A Convertible Preferred Stock) and shall pay all its taxes when due except for taxes which the Company disputes.

    7.3 Opinion of Counsel. Subscriber shall, upon purchase of the 1996-Series A Convertible Preferred Stock, receive an opinion letter from outside counsel to the Company in the form annexed as Annex III.

    7.4 Notification of Final Closing Date and Restricted Period by Company. Within three (3) business days after the final closing (the date of the final Closing of this Offering), the Company shall notify the Subscriber in writing that the final Closing has occurred, the date of the final Closing, and the date upon which the 60 day Restricted Period will terminate with respect to the Securities.

8.  CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL

Subscriber understands that Company's obligation to sell the 1996-Series A Convertible Preferred Stock is conditioned upon:

a. Acceptance by Subscriber of an agreement for the purchase of the 1996-Series A Convertible Preferred Stock, as indicated by Subscriber's execution of this Agreement;

b. Delivery to the Escrow Agent by the Purchaser of good funds as payment in full for the purchase of the 1996-Series A Convertible Preferred Stock as provided in Section 1 above;

c. The accuracy on the Closing Date of the representations and warranties of Subscriber contained in this Agreement and the performance by Subscriber on or before the Closing Date of all covenants and agreements of Subscriber required to be performed on or before the Closing Date; and

d. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

9.  CONDITIONS TO SUBSCRIBER'S OBLIGATION TO PURCHASE.

The Company understands that Subscriber's obligation to purchase the Preferred Shares is conditioned upon:

a. The receipt and acceptance by the Company of this Agreement as evidenced by execution of this Agreement by the President or any Vice President of the Company;

b.  Delivery of certificates to Escrow Agent as provided in Section 1 above;

c. The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement and the performance by the Company on or before the Closing Date of all the covenants and agreements of the Company required to be performed on or before the Closing Date; and

d. Delivery of a Registration Rights Agreement and Irrevocable Instructions to Transfer Agent in forms attached hereto as Exhibits E and F.

e. Delivery to the Escrow Agent of an opinion of counsel for the Company, dated the Closing Date and addressed to Subscriber, in the form attached hereto as Annex III.


10.  REGISTRATION OF THE SECURITIES

The Company hereby agrees that in the event of the repeal of Regulation S by the SEC or other action by the SEC which reasonably impairs the ability of the Subscriber to resell the Securities without registration, then upon demand of a majority in interest of holders of the Securities the Company will file, and use its reasonable best efforts to cause to become effective a registration statement on Form S-3 under the terms of the Registration Rights Agreement annexed hereto as Exhibit E.

11. GOVERNING LAW; BUSINESS DAY DEFINITION; NOTICES; WRITTEN WAIVER OF BREACH; UNENFORCEABLE PROVISIONS

    11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, applicable to agreements made in and wholly to be performed in that jurisdiction, except for matters arising under the Act or the Exchange Act which matters shall be construed and interpreted in accordance with such laws. Any action brought to enforce, or otherwise arising out of, this Agreement shall be heard and determined only in either a Federal or State Court sitting in the County of Manhattan in the State of NY, USA.

    11.2 Business Day Definition. For purposes hereof, the term "business day" shall mean any day on which banks are generally open for business in the State of New York, USA and excluding any Saturday and Sunday.

    11.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be given as provided herein or delivered against receipt if to (i) the Company at 471 Spencer Drive, West Palm Beach, Florida 33409, Telephone No. (407) 478-8770, Facsimile No. (407) 478-9603 and (ii) the
Subscriber to its last address as shown on the 1996-Series A Preferred Stock Register (or to such other address as the party shall have furnished in writing as its new address to be entered on such Register (which address must include a facsimile number) in accordance with the provisions of this Subsection 10.3). Any notice or other communication shall be made by facsimile and delivery shall be deemed given at the time of transmission of said facsimile.

    11.4 Waiver of any Breach to be in Writing. Any waiver by the Company or Subscriber of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of the Company or Subscriber to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

    11.5 Unenforceable Provisions. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

12.  ENTIRE AGREEMENT; WRITTEN AMENDMENTS REQUIRED

This Agreement, the Certificate of Designation, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waiver, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

13.  EXECUTION IN COUNTERPARTS PERMITTED

This Agreement may be executed in any number of counterparts in facsimile copies, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

14.  TITLES AND SUBTITLES; GENDER

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The use in this Agreement of a masculine, feminine or neither pronoun shall be deemed to include a reference to the others.

15.  SUBSCRIBER TO FORWARD ORIGINAL SIGNED SUBSCRIPTION AGREEMENT TO COMPANY

Subscriber agrees to courier to Company his, her or its original inked signed Agreement within 2 days of transmitting facsimile copy of said signed agreement to the placement agent, Zanett Capital, Inc.


                   FIDUCIARY, EXECUTOR OR TRUSTEE CERTIFICATE

                              NATURE OF SIGNATORY.

The signatory to this Subscription Agreement hereby represents and warrants that he, she or it is either:

(a) the Subscriber, who is not a U.S. Person (as defined in Regulation S) and is not located in the U.S. at the time of signing this Subscription Agreement,

                                          _______________________(signature)

OR

(b) a professional fiduciary of Subscriber (as described in Section o(2) through o(4) of Rule 902 of Regulation S), acting solely in his capacity as holder of such account, in which case:

    (i) to the best knowledge of the undersigned, the Subscriber is not a U.S. Person (as defined in Regulation S); and

    (ii)     either (initial the applicable choice):

         (a) The account for which the Securities are being purchased by Subscriber is a discretionary account which the undersigned manages and holds for the benefit or account of Subscriber;

                                          _______________________(signature)

         OR

         (b) The account for which the Securities are being purchased by Subscriber is the account of an estate of which the undersigned acts as executor, provided that an executor or administrator who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate, and the estate is governed by foreign law and provided further that the Subscriber is not located in the U.S. at the time of signing this Agreement;

                                          _______________________(signature)

         OR

         (c) The account for which the securities are being purchased by Subscriber is the account of a trust of which the undersigned acts as trustee, provided that a trustee who is not a U.S. Person (as defined in Regulation S) has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. Person (as defined in Regulation
         S) and provided further that the Subscriber is not located in the U.S. at the time of signing this Agreement.

                                          _______________________(signature)


_____________________________________         _________________________________
Printed Name                                  Beneficiary Person or Entity

                        SCHEDULE OF EXHIBITS AND ANNEXES

1. Exhibit A: Certificate of Designation and Form of 1996-Series A Convertible Preferred Stock Certificate

2.  Exhibit B:  Form of Regulation S

3.  Exhibit C:  Form of Regulation D

4.  Exhibit D:  Capitalization Structure of HEARx Ltd.

5.  Exhibit E:  Registration Rights Agreement

6.  Exhibit F:  Irrevocable Instructions to Transfer Agent

7.  Annex I:  Use of Proceeds

8.  Annex II:  Joint Escrow Agreement

9.  Annex III:  Opinion of Company Counsel